INDEPENDENT AUDITORS' CONSENT

Lou Holland Growth Fund

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement File No. 333-00935 and Amendment No. 4 to the Registration Statement File No. 811-7533 on Form N-lA of The Lou Holland Trust (the "Trust") of our report dated February 13, 1998, accompanying the financial statements of Lou Holland Growth Fund (the "Fund") contained in the Fund's December 31, 1997 Annual Report incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement, and to the reference to us under the caption "Financial Highlights" which appears in the Fund's Prospectus, which is a part of such Registration Statement, and to the references to us under the headings "Independent Auditors" and "Financial Statements" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Chicago, Illinois
April 27, 1998